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Exhibit 23.1

CONSENT OF KPMG LLP

The Board of Directors
Rayovac Corporation

We consent to incorporation by reference in this registration statement on Form S-3 of Rayovac Corporation of our reports dated November 3, 2000 relating to the consolidated balance sheets of Rayovac Corporation and subsidiaries as of September 30, 1999 and 2000, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000, and the related schedule, which reports appear in the September 30, 2000, annual report on Form 10-K of Rayovac Corporation. We also consent to the reference to our firm under the heading "Experts" in such registration statement.

/s/ KPMG LLP

Milwaukee, Wisconsin
June 15, 2001

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CONSENT OF KPMG LLP